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                                                                    EXHIBIT 4-11


                        PAYMENT AND GUARANTEE AGREEMENT


                 THIS PAYMENT AND GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of ________________, 1995, is executed and delivered by PECO Energy Company, a Pennsylvania corporation (the "Guarantor"), for the benefit of the Holders (as defined below) of the Series B Preferred Securities (as defined below) of PECO Energy Capital, L.P., a Delaware limited partnership ("PECO Energy Capital"), the general partner of which is PECO Energy Capital Corp. (the "General Partner"), a Delaware corporation and a wholly owned subsidiary of the Guarantor.

                 WHEREAS, PECO Energy Capital is issuing on the date hereof $_________________ aggregate stated liquidation preference of limited partner interests of a series designated the __% Cumulative Monthly Income Preferred Securities, Series B (the "Series B Preferred Securities"), and the Guarantor desires to enter into this Guarantee Agreement for the benefit of the Holders, as provided herein;

                 WHEREAS, the Guarantor will issue Series B Subordinated Debentures (as defined below) in accordance with the Indenture (as defined below) to PECO Energy Capital in an amount equal to the aggregate stated liquidation preference of the Series B Preferred Securities and the capital contribution of the General Partner to PECO Energy Capital (the "G.P. Capital Contribution"); and

                 WHEREAS, the Guarantor desires to irrevocably and unconditionally agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other undertakings on the terms and conditions set forth herein.

                 NOW, THEREFORE, in consideration of the premises and other consideration, receipt of which is hereby acknowledged, the Guarantor, intending to be legally bound hereby, agrees as follows:

                                   ARTICLE I

                 As used in this Guarantee Agreement, each term set forth below, unless the context otherwise requires, shall have the following meaning. Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Amended and Restated Limited Partnership Agreement of PECO Energy Capital dated as of July 25, 1994 (as amended from time to time, the "Limited Partnership Agreement").





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                 "Guarantee Payments" shall mean the following payments,
without duplication, to the extent not paid by PECO Energy Capital: (i) any accumulated and unpaid monthly distributions on the Series B Preferred Securities out of moneys legally available therefor held by PECO Energy Capital, (ii) the Redemption Price (as defined below) payable with respect to any Series B Preferred Securities called for redemption by PECO Energy Capital out of moneys legally available therefor held by PECO Energy Capital, (iii) upon liquidation of PECO Energy Capital, the lesser of (a) the Liquidation Distribution (as defined below) and (b) the amount of assets of PECO Energy Capital available for distribution to the Holders in liquidation of PECO Energy Capital, and (iv) a cash distribution at the rate of 7.96% per annum of the stated liquidation preference of $25 per Series B Preferred Security
accumulating from November 1, 1995 through but not including          , 1995.

                 "Holders" shall mean the persons or entities in whose name any Series B Preferred Securities are registered on the registration books maintained by PECO Energy Capital; provided, however, that in determining whether the Holders of the requisite percentage of Series B Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned more than 50% by the Guarantor, either directly or indirectly.

                 "Indenture" shall mean the Indenture, dated as of July 1, 1994 (the "Original Indenture"), as supplemented by the Supplemental Indenture, between the Guarantor and Meridian Trust Company, pursuant to which the Guarantor has issued and will issue its Deferrable Interest Subordinated Debentures in series.

                 "Liquidation Distribution" shall mean the aggregate of the stated liquidation preference of $25 per Series B Preferred Security and all accumulated and unpaid distributions to the date of payment.

                 "Preferred Trust Receipts" shall mean the trust receipts issued by the Trust each representing a Series B Preferred Security.

                 "Redemption Price" shall mean the aggregate of $25 per Series B Preferred Security and all accumulated and unpaid distributions to the date fixed for redemption.

                 "Special Representative" shall mean any representative of the Holders appointed pursuant to Section 13.02(d) of the Limited Partnership Agreement.

                 "Supplemental Indenture" shall mean the First Supplemental Indenture, dated as of ________, 1995, between the Guarantor and Meridian Trust Company, pursuant to which the Guarantor has issued its __% Deferrable Interest Subordinated Debentures, Series B (the "Series B Subordinated Debentures") in





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an amount equal to the aggregate stated liquidation preference of the Series B
Preferred Securities and the G.P. Capital Contribution.

                 "Trust" shall mean PECO Energy Capital Trust I, a Delaware business trust.

                 "Trust Agreement" shall mean the Amended and Restated Trust Agreement of PECO Energy Capital Trust I, as amended from time to time, among PECO Energy Capital, L.P., as Grantor and PNC Bank, Delaware, as Trustee, dated as of _______, 1995.

                 "Trustee" shall mean PNC Bank, Delaware or a successor trustee under the Trust Agreement.


                                   ARTICLE II

                 SECTION 2.01. The Guarantor hereby irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by PECO Energy Capital), to the fullest extent permitted by law, regardless of any defense, right of set-off or counterclaim which the Guarantor may have or assert against PECO Energy Capital, the General Partner, the Trust or the Trustee. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment by the Guarantor to the Holders or by payment of such amounts by PECO Energy Capital to the Holders. Notwithstanding anything to the contrary herein, the Guarantor retains all of its rights under Section 4.01(b) of the Indenture to extend the interest payment period on the Series B Subordinated
Debentures and the Guarantor shall not be obligated hereunder to pay during an Extension Period any monthly distributions on the Series B Preferred Securities which are not paid by PECO Energy Capital during such Extension Period.

                 SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                 SECTION 2.03. Except as otherwise set forth herein, the obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                          (a)     the release or waiver, by operation of law or
otherwise, of the performance or observance by PECO Energy Capital of any express or implied agreement, covenant, term or condition relating to the Series B Preferred Securities to be performed or observed by PECO Energy Capital;

                          (b)     the extension of time for the payment by PECO
Energy Capital of all or any portion of the distributions,





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Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Series B Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Series B Preferred Securities;

                          (c)     any failure, omission, delay or lack of
diligence on the part of the Holders or the Special Representative to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders or the Special Representative pursuant to the terms of the Series B Preferred Securities, or any action on the part of PECO Energy Capital granting indulgence or extension of any kind;

                          (d)     the voluntary or involuntary liquidation,
dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, PECO Energy Capital or any of the assets of PECO Energy Capital;

                          (e)     any invalidity of, or defect or deficiency
in, any of the Series B Preferred Securities; or

                          (f)     the settlement or compromise of any
obligation guaranteed hereby or hereby incurred.

There shall be no obligation to the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the occurrence of any of the foregoing.

                 SECTION 2.04. The Guarantor expressly acknowledges that (i) this Guarantee Agreement will be deposited with the General Partner to be held for the benefit of the Holders; (ii) in the event of the appointment of a Special Representative, the Special Representative may enforce this Guarantee Agreement for such purpose; (iii) if no Special Representative has been appointed, the General Partner has the right to enforce this Guarantee Agreement on behalf of the Holders; (iv) the holders of Preferred Trust Receipts, together with the holders of the Series B Preferred Securities other than the Trust, representing not less than 10% in aggregate stated liquidation preference of the Series B Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Guarantee Agreement including the giving of directions to the General Partner or the Special Representative as the case may be; and (v) if the General Partner or the Special Representative fails to enforce this Guarantee Agreement as above provided, any holder of Preferred Trust Receipts, together with the holders of the Series B Preferred Securities other than the Trust, representing Series B Preferred Securities may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee





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Agreement, without first instituting a legal proceeding against PECO Energy
Capital or any other person or entity.

                 SECTION 2.05. This is a guarantee of payment and not of collection. The General Partner or Special Representative may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against PECO Energy Capital or any other person or entity before proceeding against the Guarantor. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full (to the extent not paid by PECO Energy Capital) and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

                 SECTION 2.06. The Guarantor will be subrogated to all rights of the Holders against PECO Energy Capital in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by PECO Energy Capital pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if, at the time of any such payment, any amounts remain due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

                 SECTION 2.07. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of PECO Energy Capital with respect to the Series B Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03 hereof.


                                  ARTICLE III

                 SECTION 3.01. So long as any Series B Preferred Securities remain outstanding, neither the Guarantor nor any majority-owned subsidiary of the Guarantor shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by a wholly owned subsidiary) if at such time the Guarantor shall be in default with respect to its payment or other obligations hereunder or there shall have occurred any event that, with the giving of notice or the lapse





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of time or both, would constitute an Event of Default under the Indenture.  The
Guarantor shall take all actions necessary to ensure the compliance of its subsidiaries with this Section 3.01.

                 SECTION 3.02. So long as any Series B Preferred Securities are outstanding, the Guarantor agrees to maintain its corporate existence; provided that the Guarantor may consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its assets (either in one transaction or a series of transactions) to, any person, corporation, partnership, limited liability company, joint venture association, joint stock company, trust or unincorporated association if such entity formed by or surviving such consolidation or merger or to which such sale, conveyance, transfer or lease shall have been made, if other than the Guarantor, (i) is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and (ii) shall expressly assume all the obligations of the Guarantor under this Guarantee Agreement.

                 SECTION 3.03. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all general liabilities of the Guarantor.


                                   ARTICLE IV

                 This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Series B Preferred Securities or upon full payment of the amounts payable to the Holders upon liquidation of PECO Energy Capital; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time the Holders must restore payments of any sums paid under the Series B Preferred Securities or under this Guarantee Agreement for any reason whatsoever.


                                   ARTICLE V

                 SECTION 5.01. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. Except as provided in Section 3.02, the Guarantor may not assign its obligations hereunder without the prior approval of the Holders of not less than 66 2/3% of the aggregate stated liquidation preference of all Series B Preferred Securities then outstanding.





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                 SECTION 5.02.  This Guarantee Agreement may only be amended by a written instrument executed by the Guarantor; provided that, so long as any of the Series B Preferred Securities remain outstanding, any amendment that materially adversely affects the Holders, any termination of this Guarantee Agreement and any waiver of compliance with any covenant hereunder shall be effected only with the prior approval of the holders of Preferred Trust Receipts, together with the holders of Series B Preferred Securities other than the Trust, representing not less than 66 2/3% of the aggregate liquidation preference of all Series B Preferred Securities then outstanding.

                 SECTION 5.03. All notices, requests or other communications required or permitted to be given hereunder to the Guarantor shall be deemed given if in writing and delivered personally or by recognized overnight courier or express mail service or by facsimile transmission (confirmed in writing) or by registered or certified mail (return receipt requested), addressed to the Guarantor at the following address (or at such other address as shall be specified by like notice to the Holders):

                          PECO Energy Company
                          2301 Market Street
                          P.O. Box 8699
                          Philadelphia, Pennsylvania  19101

                          Facsimile No.:  (215) 841-5743
                          Attention:  Treasurer

                 All notices, requests or other communications required or permitted to be given hereunder to the Holders shall be deemed given if in writing and delivered by the Guarantor in the same manner as notices sent by PECO Energy Capital to the Holders.

                 SECTION 5.04. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Series B Preferred Securities.

                 SECTION 5.05. This Guarantee Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of law principles thereof.





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                 THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                        PECO ENERGY COMPANY


                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:





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